Exhibit 3.1.1

EXECUTIVE EMPLOYMENT AGREEMENT

A.

INTRODUCTION.

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 1st day of April, 2014, by and between SILVERTON ADVENTURES, INC. (“Company”), a Nevada corporation, and RON MILLER (“Executive”), a Nevada resident.

B.

RECITALS.

1.

Executive has the professional and personal skills to serve Company as its Chief Executive Officer, and member of the Board of Directors.

2.

The Company and the Executive executed a one year employment contract on April 14, 2013 (the “2013 Agreement”) and, Executive has provided thirty (30) days written notice as required under section 1(b) of such 2013 Agreement so that it is not automatically renewed;

3.

The Company wishes to executive a new employment agreement with the Executive so as to continue the employment relationship of the Parties, to protect Company’s business and other interests, to provide additional protections to Executive in the event Executive’s employment is terminated without cause, and to provide more definitive terms of Executive’s continued employment by the Company.

4.

Company’s current business activities are in the Printing and Media industry and related industry segments, and the Executive has experience in managing and operating businesses and as a senior management executive that would be very beneficial to the Company’s operations and future prospects;

5.

Company and Executive recognize that, in performing his anticipated job-related duties and responsibilities, Executive will have extensive access to Company’s confidential business related plans and strategies; and will have opportunities to cultivate valuable business relationships with Company’s employees, customers and vendors.

A.

AGREEMENT.

In consideration of the foregoing premises, the mutual covenants and obligations of this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

Employment.  Company agrees to employ Executive, and Executive agrees to accept employment with Company, pursuant to the terms and conditions of this Agreement.

2.

Duties.  Executive will serve in the capacity of Chief Executive Officer, and member of the Board of Directors. Executive will assume responsibility for the job titles, reporting responsibilities and duties, which are assigned and which may be changed from time to time, by Board of Directors.  Executive will perform Executive’s obligations in a competent and professional manner, consistent with the expectations of Company’s Board of Directors.

3.

Term of Employment. This Agreement will have a maximum term of forty-eight (48) months from the date of its execution by both parties unless otherwise amended or extended sometime in the future by the written consent of both the Company and the Executive.  It is expressly understood, that in despite of the maximum term of employment set above, the Executive and Company will have an “at-will” employment relationship, which means that either party has the right to terminate the employment relationship at any time and for any reason, with or without Cause.  The reason for and timing of the termination, as set forth in the paragraphs under the heading below entitled “Termination”, will determine the amount of post-termination payments and benefits.

Compensation, Reimbursements, and Benefits. The Company agrees to provide the Executive with the following compensation, reimbursement, and benefits:

4.

Base Salary. (a) Upon the execution of this Agreement, the Executive will be paid, or otherwise owed, by the company, 50,000,000 shares of common stock (par value $0.00001), all of which is fully paid and non-assessable; and (b) the Company will pay Executive a monthly base salary of $7,500 USD (the “Base Salary”), payable in accordance with Company’s standard payroll practices.

NOTE: In lieu of the monthly salary as described in this subparagraph above, the Executive by written notice to the Company, at his sole option may elect, in whole or in part, to convert his monthly salary into the common stock of the Company at a rate of 80% of the average closing bid price for the Company’s common stock for the preceding ten (10) trading days before the Executive’s written request for conversion. The stock compensation in this agreement is in addition to previously issued stock compensation held by the Executive previous to the execution of this Agreement.

5.

Incentive Awards. If applicable, the Executive will be eligible to receive annual bonuses and/or long term incentive compensation (“Incentive Awards”) pursuant to the terms and conditions of Company’s proposed Annual Bonus Plan and/or Company’s Long Term Incentive Plan (jointly, “Incentive Plans”), subject to the following.

a)

Executive’s eligibility to receive Incentive Awards will be determined by Company’s Board of Directors.

b)

The Incentive Plans are not necessarily all-inclusive because circumstances which Company has not anticipated may arise.  Company reserves the right to make any changes at any time to the Incentive Plans or to terminate the Incentive Plans.

c)

Any questions regarding the computation of Incentive Awards under the Incentive Plans will be conclusively determined by Company’s Board of Directors, pursuant to the terms and conditions of the Incentive Plans.

1.

Discretionary Bonus.  Executive may be awarded an annual discretionary bonus in either cash or in common stock, or a combination of both (“Bonus”).  The amount of the Bonus and the timing of payment of such Bonus will be determined in the sole discretion of the Company’s Board of Directors.

2.

Stock Options.  Executive may be awarded stock options from time to time, pursuant to the terms and conditions of Stock Option Plans, which may be adopted by Company’s Board.

3.

Expenses. Company will reimburse Executive for ordinary, necessary and reasonable business expenses that Executive incurs in connection with the performance of Executive’s duties including entertainment, computer, testing, telephone, travel and miscellaneous expenses.  Executive must obtain proper approval for such expenses pursuant to Company’s policies and procedures as set forth in the Company’s “Internal Control Manual”, and provide Company with documentation for such expenses in a form sufficient to sustain Company’s deduction for such expenses under the Internal Revenue Code.

4.

Paid Time Off(PTO).

a)

Holidays – Eleven (11) days per year - This will be according to Company’s official calendar.

b)

Sick leave – Six (6) days

c)

Vacation and personal days

d)

twenty (20) days per year during first three (3) years of employment

e)

twenty-five (25) days per year after three (3) years employment

f)

Executive may carry over up to five (5) days annually of PTO.

1.

Health, Dental, Disability, Vision, Life Insurance Employee Benefit Plans. Company will provide Executive with health, dental, vision, disability, and life insurance coverage to be established within twelve (12) months of the signing of this agreement by Company for its full-time salaried employees, subject to the terms and conditions of the applicable benefit plans.

2.

Indemnification.  Company will defend, indemnify and hold Executive harmless from costs, expenses, damages and other liability incurred by Executive as a result of performing services in good faith to Company, subject to the limitations and other terms and conditions of applicable Nevada statutes and Company’s Articles of Incorporation or Bylaws. As soon as practical after the execution of this Agreement, the Company will purchase and maintain insurance commonly known as “Errors and Omissions” coverage to protect both the Company and the Executive from legal and other costs or expenses related to defending a lawsuit filed by an outside party or entity against the Company and/or the Executive (e.g. related to work activities).

3.

Withholding; Taxes.  Company may withhold from any compensation, reimbursements and benefits payable to Executive all federal, state, city and other taxes as required by any law or governmental regulation or ruling, as well as other standard withholdings and deductions.

Termination. Executive’s employment may be terminated at any time as follows:

4.

Death.  Executive’s employment shall automatically terminate upon Executive’s death.

5.

Disability. Either party may terminate Executive’s employment at any time, upon written notice to the other party, if Executive sustains a disability which precludes Executive from performing the essential functions of Executive’s job, with or without reasonable accommodations, as defined, and if required, by applicable state and federal disability laws.  Executive shall be presumed to have such a disability for purpose of this Agreement if Executive qualifies to begin receiving disability income insurance payments under any long term disability income insurance policy that Company maintains for the benefit of Executive.  If Executive does not qualify for such payments, Executive shall nevertheless be presumed to have such a disability if Executive is substantially incapable of performing the essential functions of Executive’s job for a period of more than six months.

6.

With Cause.  Company may terminate Executive’s employment at any time, with “Cause,” upon written notice to Executive.  “Cause” shall mean any one of the following events:

a)

Executive’s breach of any material obligations under this Agreement or any other agreement with Company, or Executive’s willful and repeated failure or refusal to perform or observe Executive’s duties, responsibilities and obligations to Company

b)

Any breach of Executive’s duty of loyalty or fiduciary duties to Company

c)

Use of alcohol or other drugs in a manner which affects the performance of Executive’s duties, responsibilities and obligations to Company;

d)

Conviction of Executive, or a plea of nolo contendere for a felony or of any crime involving theft, misrepresentation, fraud, or moral turpitude,

e)

The existence of any court order or settlement agreement prohibiting Executive’s continued employment with Company;

f)

Employee takes an additional part time or full time position outside of the employment with the Company as memorialized in this Agreement without the prior written approval of the Board of Directors.

1.

Without Cause.  Company may terminate Executive’s employment at any time, without Cause, upon thirty (30) days written notice to Executive.  Company may, at its sole discretion, opt not to have Executive provide active employment services during some or all of the notice period, and place Executive on a paid leave of absence for all of the notice period.

2.

Resignation.  Executive may, upon thirty (30) days written notice to Company, terminate Executive’s employment at any time.  Upon receiving such notice, Company may, at its sole discretion, opt not to have Executive provide active employment services during some or all of the notice period, and place Executive on a paid leave of absence for the notice period.  If Company exercises this option, it shall not convert the resignation to a termination by Company.

3.

Resignation for Good Reason. Executive may terminate Executive’s employment at any time, with “Good Reason,” upon written notice to Company. “Good Reason” shall mean any one of the following events [that is not satisfactorily explained to Executive or cured within thirty (30) days of written notification thereof to Company by Executive]:

(1) Company’s [intentional and material] breach of Company’s obligations under this Agreement or any other agreement with Executive [Among other things, if Company materially alters the terms and conditions of Executive’s employment, or materially reduces or changes Executive’s job duties or authority in conflict with this Agreement, it shall be considered a material breach of this Agreement.];

(2) Working conditions created by Company, which are in violation of Executive’s rights under any federal or state law.

Payments and Benefits upon Termination. Upon the termination of Executive’s employment, Executive shall only be entitled to the following payments and benefits:

4.

Death; Disability.  If Executive’s employment is terminated due to Executive’s death or disability as provided above in section 13 and 14 of this Agreement, regardless of the date of termination, Executive or Executive’s estate or heirs, as appropriate, shall only be paid (i) Executive’s Base Salary and accrued, but unpaid, PTO, prorated through the date of termination; (ii) any unpaid expense reimbursement; (iii) other accrued and vested benefits, if any, under any of Company’s Incentive Plans or any of Company’s other employee benefit plans (e.g., 401(k) plan), subject to the terms and conditions of those plans; and (iv) if applicable, any benefits payable under any life or disability insurance policy maintained by Company for the benefit of Executive at the time of the termination of employment, subject to the terms and conditions of such policy.

5.

For Cause [or Resignation without Good Reason].  If Company terminates Executive’s employment for Cause, [or if Executive resigns without Good Reason,] regardless of the date of termination, Executive shall only be paid (i) Executive’s Base Salary and accrued but unpaid PTO, prorated through the date of termination; (ii) any unpaid expense reimbursement; and (iii) other accrued and vested benefits as of the date of termination, if any, under any of Company’s Incentive Plans or any of Company’s other employee benefit plans (e.g., 401(k) plan), subject to the terms and conditions of those plans.

6.

Without Cause [or Resignation for Good Reason]. If Company terminates Executive’s employment without Cause [or Executive resigns for Good Reason], regardless of the date of termination, Executive shall be entitled to a one-time payment of all remaining monthly compensation due under this Agreement as set forth in paragraph 4 above entitled “Base Salary. This one-time payment shall, at the sole option of the Executive, in whole or in part, be converted into the common stock of the Company at the same conversion rate as described mere fully in paragraph 4 above.

Before disbursing payment as described in this section, the Company may require the Executive sign a Release of Claims [in a form satisfactory to Company which assures, among other things, that Executive will not commence any type of litigation or assert other claims against Company], and if Executive complies with all of Executive’s post-termination obligations to Company under this Agreement and Executive’s Confidentiality, Noncompetition and Nonsolicitation Agreement.

The [applicable] post termination payment to be made as described in this section, shall be subject to appropriate withholdings and deductions, and subject to Executive’s compliance with all of Executive’s post-termination obligations to Company under this Agreement and Executive’s Confidentiality, Noncompetition and Nonsolicitation Agreement.  Any Incentive Awards, commissions, retirement savings contributions, 401(k) contributions and other employee payments or benefits due the employee will be paid to Executive by Company for the duration of the post-termination payment.

7.

Termination As a Result of a Change of Control.  If Company terminates Executive’s employment at any time as a result of a “Change of Control,” and if Executive does not receive [and accept] an offer of employment, [which has comparable responsibilities and compensation] [that continues for at least twelve (12) months] with the new controlling entity, Executive shall be paid is if he was terminated for cause as set forth in paragraph 21 above.  In addition, if Executive signs (and does not rescind, as allowed by law) a Release of Claims in a form satisfactory to Company and the new controlling entity which assures, among other things, that Executive will not commence any type of litigation or assert other claims against Company, and if Executive complies with all of Executive’s post-termination obligations to Company under this Agreement and Executive’s Confidentiality, Noncompetition and Nonsolicitation Agreement, Company shall pay Executive an additional one-time post-termination payment equal to twelve (12) months of Executive’s Monthly Base Salary [as set for in paragraph 4 above] as of the effective date of the termination of employment.

This payments as described above in this subsection of the Agreement shall, at the sole option of the Executive, in whole or in part, be converted into the common stock of the Company at the same conversion rate as described mere fully in paragraph 4 above.  Any Incentive Awards, commissions, retirement savings contributions, 401(k) contributions and other employee payments or benefits due the employee will be paid to Executive by Company for the duration of the post-termination payment.

Miscellaneous.

8.

Representations by Executive. Executive represents to Company that Executive has not signed and/or entered into any written or oral noncompetition agreements, confidentiality agreements, or other proprietary information agreements that would prevent Executive from accepting this offer or performing the anticipated duties and services at Company.  This Agreement is subject to these representations being correct.

9.

Entire Agreement.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof and, except as otherwise stated, supersedes any and all oral or written prior agreements and understandings with respect to such subject matter.  The parties have made no agreements, representations, or warranties relating to the subject matter of this Agreement which are not set forth herein.

10.

Construction.  Each provision of this Agreement shall be interpreted so that it is valid and enforceable under applicable law.  If any provision of this Agreement is to any extent invalid or unenforceable under applicable law, that provision will still be effective to the extent it remains valid and enforceable.  The remainder of this Agreement also will continue to be valid and enforceable, and the entire Agreement will continue to be valid and enforceable in other jurisdictions.

11.

Waivers.  No term or condition of this Agreement shall be deemed to have been waived, nor there any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  A waiver shall operate only as to the specific term or condition waived.  No waiver shall constitute a continuing waiver or a waiver of such term or condition for the future unless specifically stated.  No single or partial exercise of any right or remedy under this Agreement shall preclude any party from otherwise or further exercising such rights or remedies, or any other rights or remedies granted by law or any other document.

12.

Captions.  The headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement.

13.

Modification.  This Agreement may not be altered, modified or amended except by an instrument in writing signed by each of the parties hereto.

14.

Choice of Law; Forum Selection. The laws of the State of Nevada (Clark County) shall govern the validity, construction and performance of this Agreement, to the extent not pre-empted by federal law.  Any legal proceeding related to this Agreement shall be brought in Nevada, and each of the parties hereto hereby consents to the exclusive jurisdiction of the Nevada state and federal courts for this purpose.  The parties acknowledge the existence of sufficient contacts to the State of Nevada to confer jurisdiction upon these courts.

15.

Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and provided to the other party either in person, by e-mail, by fax, or by certified mail.  Notices to Company must be provided or sent to its [Chief Executive Officer]; notices to Executive must be provided or sent to Executive in person or at Executive’s home.

16.

Survival.  Notwithstanding the termination of Executive’s employment with Company, the terms of this Agreement which relate to periods, activities, obligations, rights or remedies of the parties upon or subsequent to such termination shall survive such termination and shall govern all rights, disputes, claims or causes of action arising out of or in any way related to this Agreement.

17.

Successors and Assigns.  This Agreement shall be binding on and inure to the benefit of Company’s successors and assigns.

Silverton Adventures, Inc.

Employment Contract - Miller

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

RON MILLER (“Employee”)

SILVERTON ADVENTURES, INC. (“Company”)

  /s/ Ron Miller

     /s/ Ron Miller

     RON MILLER as Employee

     RON MILLER for the Company

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